EXHIBIT 3

                                    AGREEMENT

BY AND AMONG:

- Bollore Investissement, 31-32 Quai de Dion Bouton, 92811 Puteaux Cedex, represented by Vincent Bollore, President of the Board of Directors, acting on its own behalf and on behalf of and for the account of its subsidiary Bollore Medias Investissements;

     hereinafter referenced as BI,
     on the one hand,

- Sebastian Holdings Inc., Britannic House, Providenciales, Turks and Caicos, British West Indies, represented by Benoit Jamar, as agent of Alexander Vik, duly appointed Sole Director;

     hereinafter referenced as SHI,
     on the other hand,

WHEREAS:

The parties are, to their knowledge, the two largest shareholders of Havas, because they hold, respectively, 87,429,741 (through its subsidiary Bollore Medias Investissements) and 16,929,649 shares of Havas;

They have considered the significant conflicts resulting from the existence of divergent opinions on certain resolutions to be proposed to the general shareholders' meeting to be held on June 9;

In this context, they wish to calm the relationships, in order to preserve the interest of Havas and, as a result, the important investments that both of them have made in the company;

They have realized that they share the same views on the need to ensure a balanced representation of Havas' shareholders on its board of directors, to stabilize the company's shareholding and to organize a concerted process of participation by the shareholders represented on the board of directors in the actions of the board.

THE PARTIES HAVE AGREED AS FOLLOWS:

ARTICLE 1

1.1 The parties represent that they have both met all the requirements with respect to the registration, and, as the case may be, the blocking of their shares, so that they can participate in the shareholders' meeting to be held on June 9 with respect to all their aforementioned shares.

1.2 The parties shall exercise all the rights to which they are entitled with respect to these stakes in order to facilitate the election as directors of the four candidates proposed by BI and of the one candidate proposed by SHI.

To that end, they shall exercise their voting rights in the manner this objective shall require, in order to have such candidates elected or to make available a sufficient number of board seats so that such candidates can be elected in compliance with the legal limit with respect to the total number of directors.

More generally, they shall agree to carry out any function that shall be offered to them pursuant to applicable laws and regulations at the shareholders' meeting and to contribute to a peaceful and constructive debate; in particular, they shall request to be designated as scrutateur and shall carry out that function if it is offered to them.

1.3 The parties shall act in a similar manner, as the case may be, if one of them proposed the election as director of candidates not related to its group, in the same proportion as the proportion of directors mentioned in Section 1.2.

1.4 Once the parties have acted as described above, the instruments of their cooperation shall become effective and the provisions of Articles 2 to 4 shall apply.

ARTICLE 2

The parties shall cooperate with respect to the strategic decisions concerning Havas, including with respect to the issues to be considered at the board of directors' meetings, in particular through their representatives on the board.

This cooperation shall be in such form, and shall be made within the timeframe, as required by the circumstances.

The parties,  through their  representatives  on the board of  directors,  shall ensure that they have equal information with respect to Havas. Their representatives shall be associated with all initiatives that the representatives may take in their capacity as such.

The representatives of one party on the board of directors shall be supported by the representatives of the other party if they wish to integrate or create committees within the board of directors.

They shall consider the possibility of extending this cooperation to other directors.

ARTICLE 3

BI shall have a preemptive right of first refusal on all the shares of Havas held by SHI.

In the case of a contemplated sale to an identified third party, BI shall declare its intent to acquire such shares at the price proposed by the third party within 8 business days following the notice by SHI to BI of such third party's offer.

In the case of a contemplated sale in the open market, directly or through an investment services provider, such period shall be reduced to 2 business days following notice by SHI relating to the details of such contemplated sale. Such notice shall, as the case may be, indicate the terms and conditions of the fee to be paid to the investment services provider.

The settlement of the price and the delivery of the shares shall take place within the next 5 business days, and may be effected by all means available pursuant to applicable securities laws and regulations. If the terms of the sale permit it, the provisions of the sixth paragraph of Article 4 shall apply.

BI shall have the right to transfer its obligations and liabilities to any person, but BI shall remain jointly and severally liable with such person.

This Article shall not prevent SHI from creating any security on the Havas shares it holds, as long as the exercise of such security is effected subject to the provisions of this Article.

ARTICLE 4

If one of the parties considers that, as a result of divergent views, or for personal considerations, the intended cooperation with the other party cannot be continued, it will inform such other party by any means.

Any time after such notification and upon request by SHI, BI shall acquire all Havas shares held by SHI, free of any security or any other restriction of any kind, for five (5) euros per share. SHI shall exercise this option, in one or two instances as described below, no later than on the expiration of the 24-month period provided for in Article 5.

Such price shall not be modified by the dividends that may be paid with respect to such shares, as the case may be, it being understood that such shares shall entitle BI to receive the dividends, the payment of which shall be declared after SHI's demand notice.

Such price shall however be adjusted to take into account the operations which will effect the net assets per share (par value of the shares, reduction of capital, etc.), based on the same rules usually applicable to the preservation of rights of holders of securities giving access to capital.

SHI may require BI to acquire only a portion of its Havas shares, if this portion represents at least half of the total number of its Havas shares, and if SHI ensures it would no longer be represented on the board of directors following the sale of this portion. SHI shall preserve its rights with respect to BI and the remaining portion of its Havas shares, even if such remaining portion shall represent less than half of the Havas shares it originally held.

Such sale shall be effected within the framework of article 516-2 of the Reglement general de l'Autorite des marches financiers. The investment services provider shall be designated by SHI among the premium investment services providers in France. The parties shall, within two business days, provide such investment services provider with the instructions, securities and moneys necessary to effect the transfer of property and the payment of the price within the timeframe applicable to such procedure.

BI shall have the right to transfer its obligations and liabilities to any person, but BI shall remain jointly and severally liable with such person.

BI shall not, for any reason, discuss the reality of, reasons for, or timing of, the appreciation made by SHI which resulted in the exercise of its rights under the provisions of this article.

ARTICLE 5

This agreement is entered into for a period of two years from the date of its execution. It shall not be renewed except by an express agreement among the parties.

ARTICLE 6

Any notice to the parties with respect to this agreement shall be made by (i) certified mail with notice of delivery, (ii) by email or facsimile, confirmed by certified mail with notice of delivery sent the next business day. To this end, the addresses of the parties shall be:

-    BI : at the address mentioned above;
     facsimile: [REDACTED]
     email : [REDACTED]

-    SHI : c/o Benoit Jamar, 10 Ashton Drive, Greenwich, Connecticut 06831,
           United States
     facsimile : [REDACTED]
     email : [REDACTED]

The emails and facsimiles shall be deemed to be dated as of the date on which they are sent if they are confirmed as stated above.

ARTICLE 7

This agreement shall be transmitted to the Autorite des marches financiers pursuant to the provisions of article 233-11 of the Code de commerce. More generally, the parties shall comply with all the publicity requirements, whether in France or abroad.

ARTICLE 8

This agreement shall be governed by French law. Any controversy arising among the parties relating to this Agreement, or the interpretation or breach hereof, shall be referred to the Commercial Court of Paris.


Executed in Paris;
In two originals,
On June 9, 2005


/s/Vincent Bollore                    /s/Benoit Jamar
-------------------------             ----------------------------
Bollore Investissements               Sebastian Holdings Inc.